Exhibit 99.1

NEWS RELEASE
    Contacts:
    Investor: Patrick Fossenier 1+ 734-757-1557                                                              News Media: Gary Frantz 1+ 734-757-1558

CON-WAY INC. REPORTS 2012 THIRD QUARTER RESULTS

ANN ARBOR, Mich. -OCT. 31, 2012-Con-way Inc. (NYSE:CNW) today reported 2012 third-quarter net income of $25.3 million, or 45 cents per diluted share. The results compare to third-quarter 2011 net income of $29.1 million, or 52 cents per diluted share.
Operating income in the 2012 third quarter was $55.2 million, a 9.7 percent decrease from the $61.1 million earned in the third quarter a year ago. Revenue for the 2012 third quarter was $1.40 billion, a 2.0 percent increase over last year's third-quarter revenue of $1.38 billion.
Commenting on the quarter, Douglas W. Stotlar, Con-way's President and CEO said, “Consolidated third quarter results for 2012 fell short of our expectations, due largely to higher-than-anticipated employee benefit expense, primarily healthcare, at Con-way Freight, and technology costs incurred in support of our three-year improvement roadmap.”
Stotlar added that volume trends so far in the fourth quarter at Con-way Freight have declined compared to last year. “Tonnage levels in October, prior to the effects of Hurricane Sandy, were about three percent below those of October 2011, so we expect the fourth quarter of 2012 to be challenging as well.”
Stotlar emphasized that Con-way Freight has developed and begun implementing key elements of its multi-year strategy to improve margins and operating efficiencies. “We have invested in foundational initiatives at our LTL business during 2012, and we expect the benefits from these investments to begin accruing in early 2013 and build throughout the year,” he noted.

Menlo Worldwide Logistics, the company's global logistics and supply chain management operation, maintained consistent growth in revenues and net revenues but saw a modest decline in operating income. “Gains in core transportation management services were somewhat offset by lower warehouse management revenues,” Stotlar said. “Menlo continued to benefit from its international operations and their pipeline of opportunities.”
Con-way Truckload recorded an increase in operating income compared to last year's third quarter. “Con-way Truckload did a commendable job increasing margins,” Stotlar noted. “Increased revenue per loaded mile was the primary contributor to the improved operating income, and they are maintaining their emphasis on premium service, margin improvement and network efficiency.”
The third-quarter effective tax rate was 38.5 percent in 2012, compared to 38.8 percent in third quarter of 2011.
Segment results in the third quarter for Con-way's principal operations were as follows:
FREIGHT
For the third quarter of 2012, Con-way Freight reported:

•
Revenue of $858.3 million, a 1.8 percent increase over last year's third-quarter revenue of $843.3 million. The increase was primarily attributable to higher yields from improved pricing, partially offset by the effect of one less workday.

•
Operating income of $34.4 million, down 15.4 percent compared to $40.7 million earned in the year-ago period. The decline in operating income was largely attributable to higher employee benefit expense, primarily healthcare.

•	Yield increased 3.5 percent from the previous-year third quarter. Excluding the fuel surcharge, yield rose 3.4 percent. Improved pricing drove the higher yields.

•	Tonnage per day declined 0.2 percent compared to the 2011 third quarter.

•	Operating ratio was 96.0 in the 2012 third quarter compared to 95.2 in the previous-year period.

LOGISTICS
For the third quarter of 2012, Menlo Worldwide Logistics reported:

•
Revenue of $427.8 million, an increase of 2.6 percent from the prior year third-quarter revenue of $417.1 million. The quarter benefited from increased revenue from transportation management services, partially offset by lower warehouse management services revenue.

•	Net revenue (revenue less purchased transportation) of $159.8 million, a 3.3 percent increase from $154.7 million in the previous year third quarter.

•
Operating income of $11.0 million, a 13.3 percent decline from last year's third quarter operating income of $12.7 million. Lower operating income in the third quarter was due to increased employee-related expense, and higher other operating expenses associated with certain warehouse management customers.

TRUCKLOAD
For the third quarter of 2012, Con-way Truckload reported:

•
Revenue of $160.1 million, a 0.9 percent increase over last year's third-quarter revenue of $158.7 million. Revenue per loaded mile, excluding fuel surcharge, was up 2.0 percent from the third quarter of 2011.

•
Operating income of $11.3 million, a 43.3 percent increase over operating income of $7.9 million in the previous-year period. The increase in third-quarter operating income resulted largely from improved pricing and lower workers' compensation claims.

•	Loaded miles declined 1.1 percent compared to the 2011 third quarter.

•	Empty miles were essentially unchanged from last year's third quarter at 9.5 percent.

•	Operating ratio exclusive of fuel surcharges was 90.9, compared to 93.6 in the third quarter of 2011.
CON-WAY OTHER
Con-way Other includes the company's Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced an operating loss of $1.5 million in the third quarter of 2012 compared to an operating loss of $0.1 million in the third quarter of 2011.

INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Thursday, November 1, beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific).
The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  The call will also be available through a live internet webcast at www.con-way.com, in the investors section.
An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 34902612. An Internet replay and podcast of the presentation will also be available at www.con-way.com.

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.3 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates Road Systems Inc., a trailer refurbishing and manufacturing company which supplies trailing equipment to the company's trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way's management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way's ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2011 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of October 31, 2012, and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues
Freight	$858,276	$843,300	$2,567,847	$2,450,870
Logistics [a]	427,790	417,142	1,294,965	1,181,129
Truckload	160,094	158,705	480,337	459,371
Other	15,229	12,160	44,156	36,454
Inter-segment Revenue Eliminations	(57,276)	(54,228)	(170,935)	(156,569)
	$1,404,113	$1,377,079	$4,216,370	$3,971,255
Operating Income (Loss)
Freight [b]	$34,441	$40,721	$122,372	$100,220
Logistics	10,990	12,679	35,972	33,420
Truckload	11,273	7,867	36,442	25,273
Other	(1,491)	(142)	(3,740)	(927)
	55,213	61,125	191,046	157,986

Other Expense, net	14,055	13,519	43,769	43,575
Income before Income Tax Provision	41,158	47,606	147,277	114,411
Income Tax Provision	15,854	18,478	54,527	48,939
Net Income	$25,304	$29,128	$92,750	$65,472

Weighted-Average Common Shares Outstanding
Basic	55,906,636	55,535,074	55,806,937	55,331,170
Diluted	56,463,535	56,117,334	56,432,216	56,054,059

Earnings per Common Share
Basic	$0.45	$0.52	$1.66	$1.18
Diluted	$0.45	$0.52	$1.64	$1.17

[a] Logistics' net revenue
Revenue	$427,790	$417,142	$1,294,965	$1,181,129
Purchased transportation expense	(268,031)	(262,477)	(817,645)	(737,159)
Net revenue	$159,759	$154,665	$477,320	$443,970

[b] Includes $3.9 million of current-year second-quarter gains from the sale of excess properties.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net Income	$25,304	$29,128	$92,750	$65,472

Before-Tax Reconciling Items
Gains from sale of excess properties	—	—	3,941	—
	—	—	3,941	—
Tax-Related Reconciling Items
Tax effect of items above	—	—	(1,537)	—
Discrete tax adjustments	(31)	(692)	2,469	(6,034)
	(31)	(692)	932	(6,034)
Adjusted Non-GAAP Financial Measures:
Net Income	$25,335	$29,820	$87,877	$71,506

Earnings per Diluted Common Share	$0.45	$0.53	$1.56	$1.28

Diluted Shares Outstanding	56,463,535	56,117,334	56,432,216	56,054,059

Information About Non-GAAP Financial Measures:
Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	September 30,	December 31,
	2012	2011
	(Unaudited)

ASSETS
Current assets	$1,209,094	$1,190,390
Property, plant and equipment, net	1,546,501	1,496,033
Other assets	405,525	413,593
Total Assets	$3,161,120	$3,100,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$744,617	$723,470
Long-term debt and capital leases	755,748	770,238
Other long-term liabilities and deferred credits	810,368	847,054
Shareholders' equity	850,387	759,254
Total Liabilities and Shareholders' Equity	$3,161,120	$3,100,016